Exhibit 2.1

BANK MERGER AGREEMENT

This BANK MERGER AGREEMENT dated as of July 2, 2015, is (i) made by and between Merchants Bank ("Merchants Bank"), a Vermont-chartered commercial bank headquartered at 275 Kennedy Drive, South Burlington, Vermont, and NUVO Bank & Trust Company ("NUVO"), a Massachusetts-chartered trust company headquartered at 1500 Main Street, Springfield, Massachusetts; and (ii) joined in by Merchants Bancshares, Inc., a Delaware corporation headquartered at 275 Kennedy Drive, South Burlington, Vermont (“Merchants”) for the limited purpose set forth on the signature page hereof. Unless otherwise defined herein, all capitalized terms used in this Bank Merger Agreement shall have the meanings ascribed to them in the Merger Agreement (as hereinafter defined).

WHEREAS, Merchants Bank is a wholly-owned subsidiary of Merchants;

WHEREAS, NUVO is not a subsidiary of any other corporation or entity;

WHEREAS, Merchants and NUVO are parties to an Agreement and Plan of Merger dated as of April 27, 2015 (the “Merger Agreement”), which contemplates that, at the effective time of the Merger (as hereinafter defined), subject to satisfaction or waiver of the conditions specified therein, NUVO will merge with and into Merchants Bank, with Merchants Bank surviving such merger (the “Merger”) and NUVO’s sole banking office becoming an interstate branch office of Merchants Bank;

WHEREAS, the Merger Agreement contemplates that at the Effective Time (as hereinafter defined) each share of the outstanding common stock of NUVO, $0.01 par value per share (the “NUVO Common Stock”), will be converted into the right to receive .2416 shares of the common stock, $0.01 par value per share of Merchants (the “Merchants Common Stock”), or $7.15 in cash, or a combination of Merchants Common Stock and cash (subject to the election and allocation procedures set forth in the Merger Agreement); and

WHEREAS, Merchants Bank and NUVO desire to set forth the terms and conditions on which the Bank Merger shall be effected under the laws of Vermont and Massachusetts, and Merchants desires to join in this Bank Merger Agreement for the limited purpose set forth on the signature page hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Bank Merger; Purpose of the Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as hereinafter defined), NUVO shall merge with and into Merchants Bank under the laws of the State of Vermont and the Commonwealth of Massachusetts. Merchants Bank shall be the bank surviving the Merger ("Surviving Bank”). This Bank Merger Agreement is intended to effectuate an interstate bank merger under MGL Ch. 167I § 3 and 8 VSA §§ 15201 and 17201, and shall be governed by applicable provisions of the banking and business corporations laws of Vermont and Massachusetts. The purpose of the Merger is to facilitate the expansion of the business operations of Merchants Bank into the Western Massachusetts region and to permit NUVO to become part of a larger and more profitable banking organization.

2. Merger Effective Time. Subject to receipt of all required regulatory approvals and satisfaction or waiver of all other conditions to completion of the Merger specified herein, in the Merger Agreement, or otherwise imposed under applicable law, the Merger shall become effective on such date and at such time as shall be specified in Articles of Merger, or in any certificate or approval order issued by the Vermont Commissioner of Financial Regulation or the Massachusetts Commissioner of Banks and filed by the parties hereto with the Vermont Secretary of State and the Massachusetts Secretary of the Commonwealth (the “Effective Time”).

3. Vermont Banking Charter; Articles of Incorporation; Bylaws and Purposes of Surviving Bank. The Surviving Bank shall conduct its banking business from and after the Effective Time under the Vermont banking charter of Merchants Bank. The Articles of Incorporation and the Bylaws of Merchants Bank, in each case as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Bank, until the same shall be subsequently altered, amended or repealed in accordance with their respective terms and applicable law. The purposes of the Surviving Bank shall be to carry on the business of banking and to exercise all rights and powers incidental thereto, as may be permitted from time to time, for a banking corporation organized under the laws of Vermont.

4. Name and Banking Offices of Surviving Bank. The name of the Surviving Bank shall be "Merchants Bank”. The main office of Merchants Bank immediately prior to the Effective Time, located at 275 Kennedy Drive, South Burlington, Vermont, shall be the main office of the Surviving Bank. At the Effective Time (i) the headquarters office of NUVO at 1500 Main Street, Springfield, Massachusetts shall become an interstate branch banking office of Merchants Bank and (ii) the branch banking offices of Merchants Bank which were in lawful operation immediately prior to the Effective Time shall be branch banking offices of the Surviving Bank.

5. Directors and Officers of Surviving Bank. Upon consummation of the Merger, the directors and the officers of Merchants Bank immediately prior to the Effective Time shall continue as the directors and the officers of the Surviving Bank, except that one individual serving as a director of NUVO immediately prior to the Merger shall be appointed to the Board of Directors of the Surviving Bank at the Effective Time.

6. Effects of the Merger. Upon consummation of the Merger, and in addition to the effects under other applicable law,

A. The separate existence of NUVO shall cease and its corporate existence shall be merged into that of Merchants Bank as the Surviving Bank;

B. The Articles of Merger shall be deemed to be an amendment of the articles of incorporation of Merchants Bank as the Surviving Bank;

C. All rights, franchises, estates and interests of NUVO in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action, shall be transferred to and vested in Merchants Bank as the Surviving Bank by operation of law, by virtue of the Merger and without any deed or other instrument of transfer, conveyance or assignment, and Merchants Bank shall hold and enjoy all rights, franchises, interests, powers and privileges, in the same manner and to the same extent as such rights, franchises, interests, powers and privileges were held or enjoyed by NUVO immediately prior to the Effective Time;

2

D. Merchants Bank shall be liable for all liabilities and obligations of NUVO, including without limitation all deposits, accounts, debts, obligations and contracts of NUVO, whether matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of NUVO shall be preserved unimpaired; and

E. No action or proceeding pending at the Effective Time before any court or tribunal of the Commonwealth of Massachusetts in which NUVO is a party, or in which any stockholder, director, or officer of NUVO is a party, shall abate or be discontinued or otherwise affected by reason of the Merger.

7. Effect on Shares of NUVO Common Stock and Rights to Acquire NUVO Common Stock. At the Effective Time the Merger shall have the following effects on the NUVO Common Stock and rights to acquire NUVO Common Stock:

A. NUVO Outstanding Stock. Each share of NUVO Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into the right to receive at the election of the holder thereof either (i) $7.15 in cash, without interest (the “Cash Consideration”), or (ii) .2416 shares (the “Exchange Ratio”) of Merchants Common Stock (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”), subject to the overall limitation that no more than 2,140,829 shares of NUVO Common Stock shall be converted into the Stock Consideration and the remaining shares of NUVO Common Stock shall be converted into the Cash Consideration, in accordance with Article II of the Merger Agreement.

B. NUVO Treasury Stock. Each share of NUVO Common Stock held by NUVO as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

C. Restricted Stock. At the Effective Time, all restricted stock awards granted under the NUVO Equity Incentive Plans shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of NUVO Common Stock shall be considered outstanding shares for all purposes, including, without limitation, for purposes of the right to receive the Merger Consideration and to receive Election Forms with respect thereto.

D. Options. At the Effective Time, each option to purchase NUVO Common Stock (collectively, the "Options") granted under the NUVO Equity Incentive Plans or any predecessor plan, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall be canceled and converted into the right of the holder to receive an amount of cash equal to (i) the number of shares of NUVO Common Stock provided for in such Option multiplied by (ii) the excess, if any, of the Cash Consideration over the exercise price per share of NUVO Common Stock provided for in such Option (the “Option Cancellation Payment”).

3

E. Organizers’ Warrants. At the Effective Time, each outstanding Organizers’ Warrant shall become and be converted into the right to acquire, upon payment of the Adjusted Organizers’ Warrant Exercise Price (as hereinafter defined) on or before the expiration date of such warrant (which expiration date shall not be affected by the Merger), that number of shares of Merchants Common Stock determined by multiplying (i) the number of shares of NUVO Common Stock which may be acquired upon exercise of such Organizers’ Warrant by (ii) the Exchange Ratio (the “Adjusted Organizers’ Warrant Share Number”), and each holder of an Organizers’ Warrant shall be entitled, upon surrender of the certificate for such Organizers’ Warrant to Merchants, to receive in exchange therefor a new Organizers’ Warrant certificate issued by Merchants (a “Replacement Organizers’ Warrant Certificate”) and reflecting the Adjusted Organizers’ Warrant Share Number, the Adjusted Organizers’ Warrant Exercise Price and containing all other terms as in the certificate for the Organizer Warrant so surrendered. For purposes of the Merger Agreement, the term “Adjusted Organizers’ Warrant Exercise Price” means the adjusted per share exercise price of the Organizers’ Warrants determined by dividing the current per share exercise price of such Warrant ($10.00) by the Exchange Ratio.

F. 2013 Warrants. At the Effective Time, each outstanding 2013 Warrant shall become and be converted into the right to receive, upon election of the 2013 Warrant holder, (i) the 2013 Warrant Cancellation Payment with respect to each NUVO 2013 Warrant Share to which such 2013 Warrant relates; or (ii) a Replacement 2013 Warrant Certificate with respect to such 2013 Warrant.

For the purposes of this Agreement,

(i)	“Adjusted 2013 Warrant Exercise Price” means the adjusted per share exercise price of the 2013 Warrants determined by dividing the per share 2013 Warrant exercise price ($5.00) by the Exchange Ratio;

(ii)	“Adjusted 2013 Warrant Number” means, with respect to a 2013 Warrant, that number of shares of Merchants Common Stock determined by multiplying (i) the number of NUVO Warrant Shares with respect to such 2013 Warrant by (ii) the Exchange Ratio;

(iii)	“2013 Warrant Cancellation Payment” means, with respect to a 2013 Warrant, a cash payment in cancellation of such 2013 Warrant equal to (y) the number of NUVO Warrant Shares with respect to such 2013 Warrant multiplied by (z) the difference between the per share 2013 Warrant exercise price ($5.00) and $7.15;

4

(iv)	“NUVO Warrant Shares” means, with respect to a 2013 Warrant, the number of shares of NUVO Common Stock that the holder of such 2013 Warrant has the right to acquire, upon payment of the per share 2013 Warrant exercise price ($5.00); and

(v)	“Replacement 2013 Warrant Certificate” means, with respect to a 2013 Warrant, a replacement warrant certificate issued by Merchants and representing the right to acquire prior to the 2013 Warrant expiration date (which expiration date shall not be affected by the Merger) that number of shares of Merchants Common Stock equal to the Adjusted 2013 Warrant Share Number, at a price per share equal to the Adjusted 2013 Warrant Exercise Price.

G. No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Merchants Common Stock and no certificates or scrip therefor, nor any other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Merchants shall pay to each holder of NUVO Common Stock who otherwise would have been entitled to a fractional share of Merchants Common Stock (after taking into account all NUVO Stock Certificates delivered by such holder) an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $29.59.

H. Rights as Shareholders; Stock Transfers. All shares of NUVO Common Stock, when converted at the Effective Time as provided in Section 7.A, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares shall thereafter represent only the right of the holder thereof to receive for each such share of NUVO Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Merchants Common Stock in accordance with Section 7.G. At the Effective Time, holders of NUVO Common Stock shall cease to be, and shall have no rights as, shareholders of NUVO other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Merchants Common Stock as provided under this Section 7 and in Article II of the Merger Agreement. After the Effective Time, there shall be no transfers on the stock transfer books of NUVO of shares of NUVO Common Stock.

8. Authorized Capital Stock of Surviving Bank. The authorized capital stock of Merchants Bank, consisting of 874,576 shares of common stock, $5.00 par value per share, all of which are issued and outstanding on the date hereof, shall constitute the authorized capital stock of the Surviving Bank, until thereafter amended in accordance with applicable Vermont law and the Articles of Incorporation, and all such shares shall remain issued and outstanding at the Effective Time.

9. Conditions to Consummation of the Merger. The respective obligations of NUVO and Merchants to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver, by the parties hereto prior to the Merger closing date of each of the following conditions:

A. Regulatory Approvals. All consents and approvals of all governmental authorities required to consummate the transactions contemplated by the Merger Agreement and this Bank Merger Agreement, including the approval of the Vermont Commissioner of the Department of Financial Regulation, the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated; and none of such regulatory approvals shall contain any condition or restriction that is materially burdensome to Merchants;

5

B. NUVO Shareholder Approval. The Merger on the terms contained in the Merger Agreement and this Bank Merger Agreement shall have been duly approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of NUVO Common Stock;

C. Merger Registration Statement Effective. The registration statement filed by Merchants with the Securities and Exchange Commission (“SEC”) to register the shares of Merchants’ Common Stock to be issued as Merger Consideration shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect;

D. NASDAQ Listing. The shares of Merchants Common Stock to be issued as Merger Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance;

E. No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the Merger Agreement or this Bank Merger Agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of any of such transactions;

F. Tax Opinions. NUVO and Merchants shall have received a letter from their respective legal counsel, in form and substance reasonably satisfactory to it, dated as of the Merger closing date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Internal Revenue Code, as amended;

G. Representations and Warranties. The representations and warranties of NUVO and Merchants set forth in the Merger Agreement shall be true and correct in accordance with the standards and terms of the Merger Agreement and each party shall have received a certificate to such effect, dated the closing date, signed on behalf of the other party by its Chief Executive Officer and Chief Financial Officer;

H. Performance of Obligations. NUVO and Merchants shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Merger closing date, and each party shall have received a certificate to such effect, dated the Merger closing date, signed on behalf of the other party by its Chief Executive Officer and Chief Financial Officer; and

I. Other Activities. Merchants and NUVO shall have furnished to the other such certificates of its officers and others and such documents evidencing fulfillment of its obligations under the Merger Agreement as the other party may reasonably request.

6

10. Dissenting Shares. Each outstanding share of NUVO Common Stock the holder of which has perfected his or her right to dissent from the Merger under MGL Ch. 167I § 3 and MGL Ch. 156D (collectively, the “MA Dissenters’ Rights Statute”) and who has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted under the MA Dissenters’ Rights Statute. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 7 hereof and in accordance with the election procedures under Article II of the Merger Agreement. NUVO shall give Merchants prompt notice upon receipt by NUVO of any such written demands for payment of the fair value of shares of NUVO Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MA Dissenters’ Rights Statute. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

11. Additional Actions. If, at any time after the Effective Time, Merchants Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in Merchants Bank its rights, title or interest in, to or under any of the rights, properties or assets of NUVO acquired or to be acquired by Merchants Bank as the Surviving Bank in the Merger, or (ii) otherwise to carry out the purposes of this Bank Merger Agreement, NUVO and its proper officers and directors shall be deemed to have granted to Merchants Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Merchants Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of Merchants Bank are fully authorized in the name of NUVO or otherwise to take any and all such action.

12. Termination. This Bank Merger Agreement shall terminate upon termination of the Merger Agreement prior to the Effective Time in accordance with its terms. This Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by both Merchants Bank and NUVO.

13. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one Bank Merger Agreement.

14. Governing Law. This Bank Merger Agreement shall be governed by the laws of the State of Vermont and the Commonwealth of Massachusetts.

15. Interpretation and Amendment.

A. Rule of Interpretation. In the event of a conflict between any statutory references in this Bank Merger Agreement and any statutory references in the Merger Agreement or its Exhibits, the statutory references in this Bank Merger Agreement shall control.

7

B. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Merchants Bank, NUVO and Merchants at any time prior to the Effective Time; provided, however, that no amendment after the date of the NUVO shareholder approval referred to in Section 8.B above that changes the amount or form of the Merger Consideration in a manner not contemplated in the Merger Agreement may be adopted without further approval by vote of the NUVO shareholders.

16. Waiver. Except for conditions that are imposed or required by law, any of the terms or conditions of this Bank Merger Agreement may be waived at any time by the party entitled to the benefit thereof by action taken by the Board of Directors of such party.

[remainder of page left blank intentionally; signature page follows]

8

IN WITNESS WHEREOF, each of Merchants Bank and NUVO has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers, all as of the date first above written.

MERCHANTS BANK	NUVO BANK & TRUST COMPANY

By: /s/ Geoffrey R. Hesslink	By: /s/ M. Dale Janes
Geoffrey R. Hesslink	M. Dale Janes
President and Chief Executive Officer	Chief Executive Officer

By: /s/ Jeffrey S. Sattler
Jeffrey S. Sattler
President

By: /s/ Thomas J. Meshako	By: /s/ Paul V. Erwin
Thomas J. Meshako	Paul V. Erwin
Senior Vice President, Treasurer and	Senior Vice President, Treasurer and
Chief Financial Officer	Chief Financial Officer

(seal)	(seal)

Merchants Bancshares, Inc. hereby joins in this Bank Merger Agreement, as of the date first above written, for the sole purposes of (i) agreeing to the rule of interpretation in Section 15.A; and (ii) undertaking to pay and provide the Merger Consideration and to take the actions necessary to effectuate Sections 7.A, 7.C, 7.D, 7.E, 7.F and 7.G of this Bank Merger Agreement and Sections 2.02 and 2.03 of the Merger Agreement, including but not limited to the obligation pay and provide the Option Cancellation Payment, the 2013 Warrant Cancellation Payment and the payment for fractional shares and to issue Replacement Organizers’ Warrant Certificates and Replacement 2013 Warrant Certificates, as specified in Sections 7.E and 7.F of this Bank Merger Agreement.

MERCHANTS BANCSHARES, INC.

By: /s/ Michael R. Tuttle
Michael R. Tuttle
President and Chief Executive Officer

By: /s/ Thomas J. Meshako
Thomas J. Meshako
Senior Vice President, Treasurer and
Chief Financial Officer

(seal)

9